Exhibit 10.29

AMENDMENT NO. 2 TO THE ALDEYRA THERAPEUTICS, INC.

2013 EQUITY INCENTIVE PLAN

Aldeyra Therapeutics, Inc., a Delaware corporation (the “Company”), adopted the 2013 Equity Incentive Plan on September 8, 2013 (the “Plan”). Unless otherwise defined herein, all capitalized terms shall have the meaning set forth in the Plan.

1. Section 3.2 of the Plan shall be amended and restated in its entirety to read as follows:

“3.2 Annual Increase in Shares. As of the first business day of each fiscal year of the Company during the term of the Plan, commencing on the first day of the Company’s 2019 fiscal year, the aggregate number of Common Shares that may be issued under the Plan shall automatically increase by a number equal to the lower of (a) 6% of the total number of Common Shares outstanding on the last calendar day of the prior fiscal year or (b) a number of Common Shares determined by the Board.”

2. The following new subsections 3.5(e) and 3.5(f) shall be added to the Plan:

“(e) The maximum annual aggregate grant date fair value (as determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (“Topic 718”), or any successor thereto) of Options and SARs that may be granted under this Plan to an Outside Director as compensation for services as an Outside Director during a calendar year shall not exceed $500,000.

(f) The maximum aggregate grant date fair value (as determined in accordance with Topic 718, or any successor thereto) of Common Shares issued as either Restricted Shares and Stock Units that may be granted under this Plan to an Outside Director as compensation for services as an Outside Director during a calendar year shall not exceed $500,000.”

Except as expressly amended hereby, the Plan shall remain unchanged and in full force and effect and is hereby ratified and confirmed.

Adopted by the Company’s Board of Directors: March 6, 2018